                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


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                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2))

  / / Definitive Proxy Statement

  / / Definitive Additional Materials

  /X/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             ST. PAUL BANCORP, INC.
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                (Name of Registrant as Specified in Its Charter)

                              KEEFE MANAGERS, INC.
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
                      [LETTERHEAD OF KEEFE MANAGERS, INC.]

                                January 11, 1999


To:      Shareholders of St. Paul Bancorp, Inc.

From:    Harry V. Keefe, Jr.

Re:      St. Paul Bancorp, Inc.


Dear Fellow St. Paul Shareholders:

                  Throughout my fifty-year career as an investment manager, I have never been shy about expressing my concerns to the management of any company which I believed had adopted a misguided policy or which had ignored a significant opportunity to enhance shareholder value. Unfortunately, I seem to have hit a brick wall in my efforts to convince St. Paul management of the wisdom of finding an acquiror for the Company.

                  To me, the idea is eminently sensible. Through a sale of the Company, we eliminate the downside risk that St. Paul -- with its stagnant operating earnings and meager return on equity -- will continue to flounder in a world of increasing competition. At the same time, we provide the holders with the opportunity to obtain a premium for their shares. Simple. Clean. Do-able.

                  We have waited patiently for the Company to improve its profitability. It's not happening. SPBC's core earnings growth (i.e., pre-tax, pre-provision earnings) has been just 1.16% over the past five years. Comparable thrifts had median and average growth rates of 9.26% and 11.36% over the same period. Thirty-one banks with assets between $5-$10 billion had an average return on equity in the third quarter of 15.16%. For the last five years St. Paul's best return was in 1993 when the Company earned just 12.8%. Based on the results of the first three quarters in 1998, the Company will be lucky to earn 11% on its equity for the year. By any yardstick that is well below average.

                  Management seems to believe that it is entitled to another two years to carry out its "strategic plan." The Chairman claims that SPBC should be earning at the rate of 15% by the fourth quarter of the year 2000. He has failed, however, to give us credible statistics of how he'll achieve that goal. The way I see it, management wants the Company to remain independent so it can repair the damage that it caused in the first place. Considering the risks involved, No Thanks.

                  Management's strategic plan involves, in part, a move by the Company into the highly risky areas of commercial banking and the wholesale acquisition of mortgages. Very few savings

St. Paul Shareholders
January 11, 1999
Page 2

institutions have successfully moved into commercial banking. My opinion of management's plan: Not so simple, highly risky, not easily do-able.

                  The Company's position flies in the face of everything I have learned in the past half century about maximizing returns and reducing risk. I have therefore decided to take my case to a higher authority: namely, to you, the shareholders, who are the true owners of the Company.

                  My firm, Keefe Managers, Inc. owns one million shares of St. Paul common stock. In an effort to protect and enhance the value of those shares -- and the shares of all St. Paul holders -- I have presented a proposal for inclusion in the Company's proxy statement for the annual meeting in May. The proposal, in short, requests the Board to put the Company up for sale.

                  Apparently, some members of the press and the investment community believe the idea has merit. I've enclosed articles from Crain's Chicago Business and Business Week which you may find interesting.

                  I am not seeking your vote at this time. However, if you are as incensed as I am about management's position and would like to see the Company sold, I urge you to make your voice heard. The attached sheet contains the names, addresses and phone numbers of various members of the Company's management and board. I believe it would be in your own best interests to contact any of the individuals listed and to let them know that the Company's owners are not willing to accept the status quo.

                        YOU CAN'T SEE THE FUTURE THROUGH
                              THE REAR-VIEW MIRROR

                  The industry consolidation that began over a decade ago still continues, and the large, aggressive and well-run national and international institutions will continue to gobble up market share and leverage their economies of scale to make the competition ever tougher. Smaller, community-oriented banks will survive only if they have established a clear superiority in a given niche within the industry. I have not seen St. Paul establish its superiority in any niche.

                  MORE COMPETITION IS COMING. BankOne, US Bancorp, Firstar, and BankAmerica all are moving into the Chicago area and will be competing with St. Paul, which is a tiny fraction of their size. These are ferocious competitors who have tremendous financial resources and expertise, huge, high-powered marketing organizations, significant advantages in economies of scale, as well as technological superiority. In the near future St. Paul will find the Chicago area a much more competitive and less friendly market.

                  All of these banks are focused on attracting new customers and increasing their relationships with them many times over. Whether it is in lending, savings, mortgages, credit cards, stock brokerage, mutual funds, insurance, or any other financial-related service, the larger banks have become quite good at the game of expanding customer relationships. My overriding fear is that in most, if not all areas of banking, these larger companies will eat St. Paul's lunch, and will eat into the value of our shares as well.

St. Paul Shareholders
January 11, 1999
Page 3

                  When I presented my proposal to St. Paul, the Company attempted to justify its current plans to stay independent by pointing to the past performance of its stock price. I repeat: the past performance. Think about what happens to a small or medium-sized discount chain in the retailing industry -- even one whose stock at some point over the past twenty-five years may have outperformed the market -- once Wal-Mart moves into their neighborhood. Their great returns become history. The future of the banking industry may be similar, except there seems to be many more Wal-Marts in banking.

                  Your equity investment may continue even after the sale of St. Paul. Many bank mergers are structured as tax free stock swaps. In our case, I would hope that the board could arrange a transaction that would allow St. Paul shareholders to exchange their shares at a premium for shares in the acquiring company. Thus, you would still have an equity investment, but it would now be in the acquiring company. And I trust that the board, with the proper investment banking advice, would select a merger partner with considerable financial strength as well as solid earnings and dividend growth.

                  WE MUST ACT SOON - WAITING INCREASES THE RISK

                  Right now, St. Paul is an attractive takeover candidate for any number of larger banks. However, if its franchise erodes over the next few years due to underperformance and tougher competition, it may no longer be so attractive. That is why St. Paul must be sold now.

                  This is the first time in my career that I have presented a shareholder proposal or led any kind of broad-based shareholder initiative. I hope that fact alone conveys to you the importance that I attach to this opportunity that we have with our mutual investment in St. Paul Bancorp.

                  I am pleased to lead the charge, but I still need your support. I urge you to make your presence felt as an owner of the Company by contacting a member of the Board or management and urging them to find a buyer for the Company.

                  If you have any questions or would like to pass on any comments, please call me at 212-754-2000.

                  I thank you for your help in seeking to make our investment a stronger and better one.

                                            Sincerely,

                                            /s/ Harry V. Keefe, Jr.

                                            Harry V. Keefe, Jr.

Attachments

                                      * * *

Keefe Managers, Inc., led by Chairman Harry V. Keefe, Jr., is an investment adviser/manager that focuses on financial stocks, and owns one million shares of St. Paul Bancorp in its various funds. Harry Keefe, Jr. was the founder of Keefe, Bruyette and Woods, an investment banking firm that services the banking industry. He left Keefe, Bruyette and Woods in 1989 and founded Keefe Managers in 1991.

ST. PAUL BANCORP, INC. DIRECTORS

William A. Anderson                                        Kenneth J. James
c/o St. Paul Bancorp, Inc.                                 James Investment Company
6700 West North Ave.                                       1535 Lake Cook Road, Suite 302
Chicago, IL  60707                                         Northbrook, IL  60062
(773) 622-5000                                             (847) 564-7720

Patrick J. Agnew                                           Jean C. Murray, O.P.
President & COO                                            Dominican University
St. Paul Bancorp, Inc.                                     7900 West Division
6700 West North Ave.                                       River Forest, IL  60305
Chicago, IL  60707                                         (708) 366-2490
(773) 622-5000

John W. Croghan                                            Anthony R. Pasquinelli
Lincoln Capital Management Co.                             c/o Pasquinelli Construction Co.
200 South Wacker Drive, Suite 2100                         905 West 175th Street, Suite 300
Chicago, IL  60606                                         Homewood, IL  60430
(312) 559-2880                                             (708) 957-9020

Alan J. Fredian                                            Joseph C. Scully
c/o St. Paul Bancorp, Inc.                                 Chairman of the Board & CEO
6700 West North Ave.                                       St. Paul Bancorp, Inc.
Chicago, IL  60707                                         6700 West North Ave.
(773) 622-5000                                             Chicago, IL  60707
                                                           (773) 622-5000

Paul C. Gearen                                             John J. Viera
Nicolson, Porter & List, Inc.                              c/o Illinois Housing Development Authority
1300 West Higgins Road, Suite 104                          401 North Michigan Avenue, Suite 900
Park Ridge, IL  60068                                      Chicago, IL  60611
(847) 698-7400